Exhibit (d)(4)
APPENDIX A
SUB-PLAN TO THE
PDF SOLUTIONS, INC. 2001 STOCK PLAN
(FRANCE)
OCTOBER 23, 2006
This Sub-Plan to the PDF Solutions, Inc. 2001 Stock Plan (France) (the “Sub-Plan”) was created under and pursuant to the PDF Solutions, Inc. 2001 Stock Plan as Amended October 23, 2006 and is intended to govern stock-options granted to French-resident employees of the French Subsidiary which are intended to qualify for preferred treatment under French tax and social security laws. All other types of Awards shall remain governed by the terms of the Plan.
The Committee may grant Options pursuant to this Sub-Plan to any Employee. All Sections and subsections of the Plan are incorporated herein and shall apply to Options granted pursuant to this Sub-Plan, except that Sections 4(c), 8 and 10(b) are not incorporated herein and the following Sections and subsections of the Plan shall be modified as set forth below.
SECTION 2. DEFINITIONS. For purposes of this Sub-Plan, the following terms shall have the meanings set forth in this Section 2. Unless otherwise defined in this Sub-Plan, including this Section 2, capitalized terms used in this Sub-Plan shall have the meaning set forth in the Plan:
“Disability” means total and permanent disability established on the basis of medical evidence and corresponding to the ranking in the second or third category provided in article L.341-4 of the French social security code (“Code de la sécurité sociale”).
“Employee” means an individual who is employed in a salaried position by the French Subsidiary, who is a resident of France for tax purposes on the date of grant of an Option hereunder and who does not own more than ten percent (10%) of the share capital of the Company on the date of grant of any Option hereunder.
“Fair Market Value” means the market price of Shares, determined by the Committee as follows:
(i)	If the Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the last trading price reported by the applicable composite transactions report for such date;

(ii)	If the Shares were traded over-the-counter on the date in question and were classified as a national market issue, then the Fair Market Value shall be equal to the last-trading price quoted by the NASDAQ Global Market system for such date;

(iii)	If the Shares were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ Global Market system for such date; and

(iv)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith applying a reasonable valuation method as it deems appropriate, provided however that such valuation method shall comply with the terms of article L.225-177 of the French Code de Commerce.
Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal. Such determination shall be conclusive and binding on all persons.

“French Subsidiary” means the share capital or voting power of which is at least ten percent (10%) owned, directly or indirectly, by the Company, and any other French Company in which the Company may come to own at least ten percent (10%) of the share capital or voting power, directly or indirectly.
“Key Employee” means an Employee who has been selected by the Committee to receive an Option under the Plan.
“Option” means an option, granted in accordance with articles L.225-177 et seq. of the French Code de Commerce, giving the Optionee the right to acquire one share of Common Stock at the Exercise Price established by the Committee on the date of grant of such option.
SECTION 4. ELIGIBILITY.
The following paragraphs of this section shall be amended to read as follows:
(a) General Rules. Only Employees shall be eligible for designation as Key Employees by the Committee.
(b) Incentive Stock Options. Employees shall not be eligible for the grant of Incentive Stock Options.
SECTION 5. SHARES SUBJECT TO PLAN.
The following paragraph shall be added as paragraph (f) of this section:
(f) Repurchase of Shares. If Awards granted hereunder give the right to acquire or receive existing Shares of Common Stock, the Company shall repurchase such Shares prior to the date on which the relevant Options become exercisable.
SECTION 6. TERMS AND CONDITIONS OF OPTIONS.
The following paragraphs of this section shall be amended to read as follows:
(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on a date of Grant, provided however that if the Company is listed on a regulated market (within the meaning of French law) on such date, the Exercise Price of an Option shall also not be lower than (i)  80% of the average market price of a Share over the twenty (20) market trading days preceding the date of Grant and (ii) in the case of Options to purchase existing Shares, 80% of the average price paid by the Company to repurchase its own Shares.
(f) Transferability of Options. No Option shall be transferable by the Optionee other than by the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by the Optionee. In case of death of the Optionee, his or her heirs shall have six (6) months to exercise the Options granted to the Optionee, subject to the terms of the applicable Stock Option Agreement. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his/her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.
The following paragraph shall be added as paragraph (i) of this section:
(i) Prohibited Periods. If the Company is or becomes listed on a regulated market (within the meaning of French law), no Option shall be granted hereunder during the following periods: (i) the twenty (20) market trading days after the detaching of a share coupon giving entitlement to a dividend or capital increase; (ii) the ten (10) market trading days both preceding and following the date on which the consolidated accounts of the Company (or if consolidated accounts are not drawn up, the annual accounts) are made public; and (iii) the period elapsing between the date on which the corporate bodies of the Company are made aware of information which, if made public, could have a significant impact on the market price of the Shares of the Company, and the date which is ten (10) market trading days after the date on which such information is made public.

SECTION 9. PROTECTION AGAINST DILUTION.
The following paragraph of this section shall be amended to read as follows:
(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of rights hereunder in one or more of:
(i)	the number of Shares available for future Awards and the per person Share limits under Section 5;

(ii)	the number of Shares covered by each outstanding Award; or

(iii)	the Exercise Price under each outstanding Option;
provided, however, that, if the Company implements a share capital amortization or reduction inducing a cancellation of shares, a change in the allocation of profits, a free award of shares, a share capital increase inducing an additional issue of shares through a capitalization of reserves, profits or issuance premium, a distribution of reserves or an issue of Shares or instruments giving access to the share capital for which existing stockholders benefit from a subscription right, the Company shall, to the extent required under French law, take all measures necessary to protect the interest of Optionees in accordance with the conditions set forth under article L.228-99 of the French Code de Commerce and the Decree 67-236 of March 23, 1967, as modified by Decree 2005-112 of February 10, 2005, so that (i) the exercise price of outstanding Options granted under this Sub-Plan shall be adjusted in accordance with relevant articles of the Decree 67-236 of March 23, 1967 and (ii) the number of Shares subject to outstanding Options granted under this Sub-Plan shall then be adjusted so that the sum of the exercise prices remains constant, provided, however, that the adjusted number of Shares shall be rounded up to the nearest whole unit and that the exercise price of Options to subscribe to newly issued Shares of the Company shall never be less than the nominal value of such Shares.
The following paragraph shall be added as paragraph (c) to this section:
(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 9 shall be rounded up to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.
SECTION 13. DURATION AND AMENDMENTS.
The following paragraphs of this section shall be amended to read as follows:
(a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board. The Plan shall terminate on the date that is ten (10) years after its adoption by the Board and may be terminated on any earlier date pursuant to Section 13(b). No Options may be granted under this Sub-Plan on or after the date that is thirty-eight (38) months following the date of approval of the Sub-Plan by the Board unless authorization is given by the Board to do so. Such authorization may be granted for a further period of up to thirty-eight (38) months.
(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

Without limiting the generality of the foregoing, the Board shall be entitled to make such amendments to this Sub-Plan and to the terms and conditions of any Options granted hereunder as are necessary to ensure that such Options benefit from the most favorable tax and social security treatment available under French law from the perspective of the Company and its Subsidiaries, as a first priority, and the Participants, as a second priority.
The following Section shall be added to this Sub-Plan:
SECTION 14. NO ENTITLEMENTS.
A Participant’s rights, if any, in respect of or in connection with any Option is derived solely from the discretionary decision of the Company to permit the individual to participate in this Sub-Plan and to benefit from a discretionary Option. By accepting an Option under the Sub-Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan or the Sub-Plan and/or grant any additional Options. Any Option granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.
The Company and its Subsidiaries reserve the right to terminate the service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to future vesting, damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Option that is forfeited and/or is terminated by its terms or to any future Option.